Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Skystar Bio-Pharmaceutical Company of our report dated March 30, 2012 relating to the December 31, 2011 consolidated financial statements appearing in the Annual Report on Form 10-K of Skystar Bio-Pharmaceutical Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California

December 4, 2013